ROTH Capital Partners

Project THETA

Presentation to the Independent Committee of the Board of Directors

August 9, 2012

This presentation was prepared by ROTH Capital Partners, LLC ("ROTH") and provided to the Independent Committee (the "Independent Committee") of the Board of Directors of THETA (the "Company") in connection with their consideration of a potential transaction between the Company and an affiliate of Mr. Weidong Hong. This presentation has been provided to the Independent Committee by ROTH and may not be used or relied upon for any purpose without the written consent of ROTH. The information contained herein is confidential. By accepting this presentation you agree to use it for informational purposes only and will not disclose any such information to any other party without the written consent of ROTH. This presentation has not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, except pursuant to a filing under section 13e-3 disclosure requirements. Reproduction, dissemination, quotation, summarization or reference to this presentation without our written consent is prohibited.

The information utilized in preparing this presentation was obtained from the Company and other public sources. ROTH assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and/or forecasts of future performance prepared by Company management, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. ROTH has no obligation, express or implied, to update any or all of the information contained in this presentation or to advise you of any changes.

Because this presentation was prepared for use in the context of an oral presentation to the Independent Committee, which is familiar with the business and affairs of the Company, ROTH does not take any responsibility for the accuracy or completeness of any of the material included in this presentation if used by persons other than the Independent Committee. This presentation is not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. Prior to entering into any transaction the Company and the Independent Committee should determine, without reliance on ROTH, the economic merits and risks as well as the legal, tax and accounting consequences of any such transaction.

This presentation does not constitute an opinion and ROTH's only opinion is the written opinion that is to be rendered to the Independent Committee. In preparing this presentation, ROTH has made certain assumptions regarding the information contained herein and certain limitations apply to such information. For a detailed description of these assumptions and limitations, we refer you to the written fairness opinion to be delivered to the Independent Committee by ROTH.

Table of Contents

I. Transaction Overview

Transaction Overview
Summary of the Proposal

TRANSACTION	Acquisition by a newly formed entity ("Parent") controlled by Mr. Weidong Hong ("Mr. Hong") of all of the outstanding shares of THETA not currently owned by Mr. Hong, certain members of management and certain other THETA shareholders
OFFER PRICE	$3.90 per share
CONSIDERATION	Cash
FINANCING	$ 48M investment in exchangeable notes of Parent by China Everbright $ 3.9M investment in Parent by Mr. Hong and other investors Rollover of equity by Mr. Hong, certain members of management and certain of the THETA shareholders
DUE DILIGENCE	Completed

Transaction Overview

Summary of the Proposal - Continued

CERTAIN CLOSING CONDITIONS	■ Shareholder approval by the holders of at least 2/3 of the THETA shares present and voting at the shareholder meeting ■ No injunction or law prohibiting the merger ■ No Material Adverse Effect with respect to the company
OTHER AGREEMENTS	■ Voting Agreements from shareholders holding approximately 33.5% (including Mr. Hong) of the outstanding shares to vote in favor of the merger ■ Guarantee from Mr. Hong guaranteeing the obligations of Parent and Merger Sub under the merger agreement
TERMINATION FEES	■ Company termination fee - $1.0 million ■ Parent termination fee - $2.0 million
EXPECTED CLOSING	■ Q4 2012

Transaction Overview
Implied Purchase Price Valuation

Transaction Value

($ in millions except per share amounts)

Proposed Per Share Offer Price	$	3.90
Diluted Share Count [1]		20.0
Equity Value	$	78.0
Reported values at March 31, 2012		
(+) Minority Interest		(0.0)
(+) Debt		12.7
(-) Cash		14.1
Enterprise Value	$	76.6

Valuation Summary

($ in millions except per share amounts)

Proposed Per Share Offer Price		$ 3.90
Share Price Day Prior to Announcement [2]		$ 3.08
Premium		
Premium to Share Price Prior to Announcement		26.6%
Premium to 30-Day VWAP [3]		27.9%
Premium to 90-Day VWAP [3]		43.4%
Enterprise Value to Revenue	Revenue	
Enterprise Value / LTM Revenue [4]	$ 82.7	0.9x
Enterprise Value / 2012E Revenue [5]	92.5	0.8x
Enterprise Value / 2013E Revenue [5]	110.9	0.7x
Enterprise Value to EBITDA	EBITDA	
Enterprise Value / LTM EBITDA [4]	$ 10.8	7.1x
Enterprise Value / 2012E EBITDA [5]	11.2	6.9x
Enterprise Value / 2013E EBITDA [5]	14.7	5.2x
Price to Earnings	EPS	
LTM Price to Earnings	$ 0.31	12.7x
2011 Price to Earnings	0.34	11.4x
2012 Price to Earnings	0.35	11.2x

1) Includes all vested and unvested stock options and restricted shares outstanding
2) As of 05/16/2012
3) Source: Bloomberg
4) THETA LTM results as of 03/31/2012
5) Based on THETA projections as of 07/04/2012

II. Situation Overview

Two Year Annotated Stock Chart



6.00
5.00
4.00
3.00
2.00
1.00
0.00
1,000,000
900,000
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
0
Sept 9, 2010 THETA deploys CMI System
Nov 3, 2010 THETA named among top 100 Global Financial Technology providers
Jan 27, 2011 THETA reports FYE 2010 results
May 17, 2011 THETA reports first quarter results
Aug 10, 2011 THETA reports second quarter results
Nov 10, 2011 THETA reports third quarter results
Oct 29, 2011 THETA ranked No. 1 Banking IT Solution Provider in China for 2010
Feb 15, 2012 THETA reports FYE 2011 results
May 21, 2012 THETA announces receipt of "Going Private" proposal at $3.80/ share
May 15, 2012 THETA reports first quarter results
Aug09,2010
Nov05,2010
Feb07,2011
May09,2011
Aug08,2011
Nov04,2011
Feb07,2012
May08,2012
Aug07,2012
THETA Volume
THETA Stock Price

Source: Capital IQ & Company Filings

Situation Overview

5 Year Relative Performance

Five Year Relative Stock Price Performance


450%
350%
250%
150%
50%
-50%
-150%
Aug 08, 2007
Dec 26, 2007
May 15, 2008
Oct 02, 2008
Feb 20, 2009
Jul 10, 2009
Nov 27, 2009
Apr 20, 2010
Sep 07, 2010
Jan 25, 2011
Jun 14, 2011
Nov 01, 2011
Mar 21, 2012
Aug 08, 2012
THETA
S&P 500
US Large Cap Software
US Small Cap Software
China Listed
HK Listed

Source: Capital IQ


Actual vs. Earnings Expectations
EPS
0.5
0.4
0.3
0.2
0.1
0
-0.1
-0.2
-0.03 0.08 -0.11
0.09 0.08 0.01
0.11 0.11 0
0.16 0.12 0.04
0.33 0.39 -0.06
0.02 0.04 -0.02
0.10 0.08 0.02
0.14 0.11 0.03
0.20 0.19 0.01
0.46 0.42 0.04
0.01 0.02 -0.01
Q1
Q2
Q3
Q4
Annual
Q1
Q2
Q3
Q4
Annual
Q1
2010
2011
2012
Actual EPS
Estimates
Surprise

Source: Roth Research & Company Filings

Actual vs. Target Stock Price[1]



6.50
5.50
4.50
3.50
2.50
1.50
Target:$6.00
Target:$5.00
Target:$4.00
May 21, 2010
Aug 31, 2010
Dec 09, 2010
Mar 22, 2011
Jun 30, 2011
Oct 10, 2011
Jan 20, 2012
May 18, 2012
THETA Actual Price
Target Price

Source: Roth Research & Yahoo Finance
1) Target Price recommendations are based on Roth Capital Partners equity research. Roth was the only firm providing research estimates for THETA during this time frame.

Two Year Volume History by Price



9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
(In Thousands)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
43
0.2%
3,944
16.7%
2,084
25.4%
7,860
58.3%
6,625
86.1%
3,329
100.0%
$1.5-$2.00
$2.01-$2.50
$2.51-$3.00
$3.01-$3.50
$3.51-$3.90
$3.91-$4.50
Shares Traded
Cumulative Volume (%)

Source: Capital IQ. Through 08/08/2012

Ownership[1]



Insiders
30%
Institutions
20%
Other
50%

Top 20 Shareholders[1]

Holder	Shares Held	Market Value[2]	% of Total Outstanding
Sihitech Company Limited*	2,631,436	10,262.6	13.9
Shah Capital Management, Inc	2,567,187	10,012.0	13.6
Shi, Yun*	1,675,879	6,535.9	8.8
Zeng, Shuo*	1,011,472	3,944.7	5.3
First Wilshire Securities Management, Inc.	414,073	1,614.9	2.2
Hong, Weidong*	344,571	1,343.8	1.8
Humfield International Limited	248,000	967.2	1.3
Royce & Associates, LLC	150,153	585.6	0.8
Credit Suisse	95,100	370.9	0.5
Hanson & Doremus Investment Management, Inc.	93,355	364.1	0.5
Guerrilla Capital Management LLC	78,462	306.0	0.4
Harvard Management Co., Inc.	28,835	112.5	0.2
Mainstream Investment Advisers, LLC	25,100	97.9	0.1
Winkler - Invest	20,000	78.0	0.1
Sensible Asset Management Limited	9,600	37.4	0.1
Bridgeway Capital Management , Inc.	5,572	21.7	0.0
Merrill Lynch & Co. Inc., Asset Management Arm	5,000	19.5	0.0
Grove Creek Asset Management LLC	3,580	14.0	0.0
UBS Global Asset Management	3,321	13.0	0.0
Creative Planning, Inc.	2,800	10.9	0.0
Total	9,413,496	$36,712.6	49.7

1) Source: Capital IQ
2) Market Value in 000's and calculated based upon $3.90 per share offer price
3) Denotes insider holdings

III. Valuation Analysis

Comparable Companies

- Compared THETA's offer multiple against historical and future multiples of comparable companies.
- Compared against similar companies in the following groups:
  - U.S.-listed large cap software companies
  - U.S.-listed small cap software companies
  - Hong Kong listed companies
  - China listed companies

Transaction Comparables

- Compared THETA's offer multiple against multiples paid in comparable transactions.
- Reviewed comparable transactions within the last 5 years in the application software sector focused on financial institutions as well as IT consulting companies, where the target company had an implied enterprise value of between $50 million and $500 million and where there was a change of control.

Discounted Cash Flow ("DCF")

- Estimated the value of THETA based on Company management's cash flow projections:
  - 10-year unlevered DCF model
  - Management financial projections (2012-2021)
  - Considered terminal growth rates of 4% to 6%
  - Considered weighted average cost of capital ("WACC") range of 14.4% to 16.4%

Other Data and Considerations

- ROTH also considered the following other facts and data:
  - Considered high and low trading prices for THETA's stock over the 52 weeks prior to the going private offer
  - Considered premiums paid for other U.S.-listed Chinese companies that have or are in the process of going private
  - Public market investor perception of US listed Chinese companies

Summary of Valuation

I. Comparable Public Company Trading Analysis[1]

Comparable Companies

	Mean	Median	High	Low	Deal Transaction Metrics[2]
EV/LTM Revenue	0.8x	0.9x	1.5x	0.1x	0.9x
EV/Revenue FY11	0.8x	0.9x	1.6x	0.1x	1.0x
EV/Revenue FY12E	0.7x	0.7x	1.1x	0.1x	0.8x
EV/EBITDA LTM	10.5x	9.0x	26.7x	3.7x	7.1x
EV/EBITDA FY11	7.8x	8.1x	13.4x	3.4x	6.7x
EV/EBITDA FY12E	6.5x	6.4x	10.9x	4.1x	6.9x
P/E LTM	13.1x	13.2x	22.4x	2.7x	12.7x
P/E FY11	12.4x	13.4x	20.5x	2.5x	11.4x
P/E FY12E	14.0x	13.1x	21.5x	9.3x	11.2X

II. DCF based upon Management Projections[3]

THETA DCF Range

Implied Equity Value Per Share

LT Growth Rate \ WACC	14.4%	14.9%	15.5%	15.9%	16.4%
4.0%	$3.40	$3.18	$2.97	$2.81	$2.65
4.5%	$3.53	$3.29	$3.06	$2.89	$2.72
5.0%	$3.66	$3.41	$3.17	$2.99	$2.80
5.5%	$3.82	$3.54	$3.28	$3.09	$2.89
6.0%	$3.99	$3.69	$3.41	$3.20	$2.99

$3.90

Implied Enterprise Value (in millions of USD)

LT Growth Rate \ WACC	14.5%	15.0%	15.5%	16.0%	16.5%
4.0%	$66.2	$61.9	$58.0	$54.5	$51.3
4.5%	$68.7	$64.1	$59.9	$56.2	$52.8
5.0%	$71.4	$66.4	$62.0	$58.0	$54.4
5.5%	$74.4	$69.0	$64.2	$60.0	$56.1
6.0%	$77.8	$71.9	$66.8	$62.2	$58.0

$76.6

III. Selected Precedent Transaction Analysis[4]

	Mean	Median	High	Low	Deal Transaction Metrics[2]
Application Software Companies					
EV/LTM Revenue	2.7x	1.9x	10.0x	1.2x	0.9x
EV/LTM EBITDA	13.9x	15.4x	29.8x	3.4x	7.1x
IT Consulting Companies					
EV/LTM Revenue	0.9x	0.6x	2.9x	0.5x	0.9x
EV/LTM EBITDA	8.7x	7.6x	17.7x	4.1x	7.1x
Blended					
EV/LTM Revenue	1.6x	1.3x	10.0x	0.3x	0.9x
EV/LTM EBITDA	10.1x	8.1x	29.8x	3.4x	7.1x

IV. 52-week Historical Trading Range[5]

52-week High	$5.80	$3.90
52-week Low	$1.99	

V. Premiums Paid Analysis[6]

Premium Analysis for U.S. listed China Privatizations

	Mean	Median	High	Low	Deal Premiums[2]
One Day	39.9%	30.8%	106.5%	4.4%	26.6%
30 Days	45.7%	38.3%	139.1%	1.7%	27.9%
90 Days	34.9%	29.7%	100.9%	-2.7%	43.4%

1) Represents a blended multiple of comparable companies
2) Multiples and premiums are calculated based upon a bid price of US$3.90 per share
3) DCF analysis is based on management projections as of 07/04/2012
4) Source: Capital IQ. Including change of control transactions since January 1, 2007 within the application software and IT consulting industries that had transaction values between USD 50 and 500 million
5) For 52 weeks ending the announcement date of 05/21/2012
6) Includes 25 announced or closed going-private transactions initiated by chairman or CEO for U.S.-listed Chinese companies since 2009

Valuation Analysis

Comparable Company Multiples

Company	Price @ 8/8/12 (US$)	Market Cap[1] (US$ Million)	Enterprise Value[1] (US$ Million)	Revenue[2] LTM	Revenue[2] FY2011	Revenue[2] FY2012E	EBITDA[2,4] LTM	EBITDA[2,4] FY2011	EBITDA[2,4] FY2012E	EPS[2] LTM	EPS[2] FY2011	EPS[2] FY2012E
Large market cap software companies												
VanceInfo Technologies Inc.	9.42	406	313	1.0x	1.1x	0.8x	11.2x	10.3x	6.5x	22.4x	19.2x	16.2x
Isoftstone Holdings Limited.	4.60	278	223	0.7x	0.8x	0.6x	6.5x	6.8x	4.4x	15.4x	14.4x	9.6x
hiSoft Technology International Ltd.	11.69	390	260	1.1x	1.2x	0.9x	8.7x	10.0x	6.5x	17.4x	20.5x	13.6x
AsiaInfo-Linkage, Inc.	11.40	846	589	1.2x	1.2x	1.1x	6.5x	5.6x	6.4x	13.2x	11.3x	21.5x
Small market cap software companies												
Pansoft Company Limited[5]	4.15	23	17	0.8x	0.9x	NA	17.4x	6.3x	NA	NA	16.6x	NA
Trunkbow International Holdings, Ltd.	1.16	43	47	1.5x	1.6x	NA	3.7x	3.4x	NA	2.7x	2.5x	NA
China Information Technology, Inc.	0.90	24	99	1.0x	0.9x	NA	9.4x	4.5x	NA	NA	3.1x	NA
e-Future Information Technology Inc.	3.99	16	10	0.4x	0.4x	NA	26.7x	NA	NA	NA	NA	NA
China TransInfo Technology Corp.[5]	5.80	147	151	0.9x	0.9x	0.9x	9.4x	8.6x	NA	10.9x	10.5x	12.6x
Camelot Information Systems Inc.	1.98	94	15	0.1x	0.1x	0.1x	NA	NA	NM	NA	NA	18.0x
Hong Kong-Listed Companies												
Chinasoft International Ltd.	0.22	369	308	0.9x	0.9x	0.6x	8.1x	8.1x	4.1x	18.5x	18.5x	9.3x
Digital China Holdings Limited.	1.66	1,811	1,875	0.2x	0.3x	0.2x	9.7x	13.4x	10.9x	11.1x	13.4x	11.0x
SinoCom Software Group Limited.	0.14	156	79	0.9x	0.9x	NA	8.5x	8.5x	NA	6.5x	6.5x	NA
			Blended									
			Mean	0.8x	0.8x	0.7x	10.5x	7.8x	6.5x	13.1x	12.4x	14.0x
			Median	0.9x	0.9x	0.7x	9.0x	8.1x	6.4x	13.2x	13.4x	13.1x
			High	1.5x	1.6x	1.1x	26.7x	13.4x	10.9x	22.4x	20.5x	21.5x
			Low	0.1x	0.1x	0.1x	3.7x	3.4x	4.1x	2.7x	2.5x	9.3x
THETA[3]	3.90	78.01	76.62	0.9x	1.0x	0.8x	7.1x	6.7x	6.9x	12.7x	11.4x	11.2x

1) Based on diluted shares outstanding as calculated by ROTH using the treasury stock method
2) Historical financials for all US-listed companies are as of 03/31/2012, and 12/31/2011 for Hong Kong-listed companies. FY2012 estimates are obtained from Thomson One
3) ROTH includes all vested shares as of 08/08/2012 to calculate market cap and EV of THETA. Financial forecast for 2012 comes from management projections as of 07/04/2012
4) EBITDA calculated by ROTH. EBITDA=Net Revenues – COGS - SG&A- R&D Expense- Other Operating Expenses + D&A
5) Prices for Pansoft & China Transinfo are based on bid price of respective going-private transactions. Price for SinoCom is as of 07/09/2012

Valuation Analysis

DCF Analysis Based on Management Projections[1,2]

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
Period	1	2	3	4	5	6	7	8	9	10	
Discount Rate (K)	15.4%										$ 15,893,041
Terminal Growth Rate (G)											5.0%
Free Cash Flow	$ 351,117	$ (999,978)	$ 5,601,183	$ 379,776	$ 1,741,646	$ 2,918,693	$ 5,825,275	$ 8,787,238	$ 13,170,074	$ 15,893,041	16,687,693
Discount Factor	97.1%	87.7%	76.0%	65.9%	57.1%	49.5%	42.9%	37.2%	32.2%	27.9%	
Present Value of Free Cash Flows	340,813	-877,146	4,258,615	250,278	994,862	1,445,102	2,499,962	3,268,711	4,246,386	4,441,661	
Sum of Free Cash Flows	20,869,243										
Free Cash Flow in Year 11	$ 16,687,693										
Capitalization Rate (K-G)	10.4%										
Terminal Value	$ 160,922,789										
Discount Factor	26.0%										
Present Value of Terminal Value	$ 41,870,628										
Implied Enterprise Value	$ 62,739,872										
Net Cash	1,365,749										
Implied Equity Value	$ 64,105,621										
Shares Outstanding	20,002,299										
Implied Equity Value per Share	**$3.20**										

1) DCF valuation based on management projection as of 07/04/2012

2) Roth uses mid-year conventions to discount cash flows, assuming that cash flows come in continuously throughout the year. Assumes cash flows begin 08/01/2012

Weighted Average Cost of Capital ("WACC") Calculation	
Step 1 - Calculate Portfolio Beta (a)	
Calculated Portfolio Equity Beta	1.44
Step 2 - Unlever Portfolio Beta (b)	
Average Debt-to-Equity Ratio	32.9%
Average Tax Rate	13.6%
Unlevered Portfolio Equity Beta	1.12
Step 3 - Arrive at THETA Equity Beta	
Unlevered Portfolio Equity Beta	1.12
THETA Debt-to-Equity Ratio (c)	16.3%
Statutory Tax Rate	15.0%
Levered THETA Equity Beta	**1.28**
Step 4	
Risk Free Rate (d)	1.7%
Equity Risk Premium (e)	6.6%
Levered Equity Beta	1.28
Cost of Equity Capital (f)	10.1%
Plus: Small Stock Premium (g)	6.8%
⇨**THETA Adjusted Cost of Equity Capital**	17.0%
Step 5	
Debt-to-Capital Ratio	14.0%
Equity-to-Capital Ratio	86.0%
Pre-tax Cost of Debt	6.6%
After-tax Cost of Debt	5.6%
Cost of Equity Capital	17.0%
Tax Rate	15.0%
➡ ***Weighted Average Cost of Capital (h)***	15.4%

a) Beta was calculated by forming an equal weighted portfolio of select comparable companies. Only comparable companies that had a minimum of 35 months of trading history were used to calculate beta. The beta calculation was created by analyzing the monthly returns beginning in January of 2007 of the comparable company portfolio relative to the market portfolio as proxied by the S&P 500. Not all companies in the portfolio had returns dating back to January 2007. Companies with less history were added into the portfolio covariance calculation as their return data became available Roth uses mid-year conventions to discount cash flows as Roth assume that cash flows come in continuously throughout the year. Assume a valuation date of 08/01/2012..

b) B(u) = B(l) / (1+(1-Tax Rate) x Debt-to-Equity)

c) Assumes debt as of 03/31/2012 and an acquisition price of $3.90 per share. Further assumes this amount of leverage persists as the Company's target leverage ratio.

d) Source: 10-Year Treasury yield at 08/08/12

e) Source: US Market Premium - Ibbotson 2012

f) CAPM Cost Equity Capital Calculation: Risk Free Rate + (Equity Beta x Equity Risk Premium)

g) Source: Size Premium - Ibbotson 2012 pg 92 – the mid point of 10x and 10y Decile

h) Weighted Average Cost of Capital = (Debt-to-Capital x Cost of Debt x (1-Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

	Ticker Symbol	No. of Months	Calculated Beta(M)	Total Debt(mn)	Market Equity(mn)	Debt to Equity	Tax Rate[2]
Large market cap software companies							
VanceInfo Technologies Inc.	VIT	55	2.11	-	$405.7	0.0%	17.5%
AsiaInfo-Linkage, Inc.	ASIA	66	1.38	-	846.2	0.0%	11.7%
Small cap software companies							
Pansoft Company Limited	PSOF	46	1.79	-	22.6	0.0%	22.3%
China Information Technology, Inc.	CNIT	66	1.46	$59.9	24.3	246.5%	10.5%
e-Future Information Technology Inc.	EFUT	66	1.73	-	15.7	0.0%	0.0%
China TransInfo Technology Corp.	CTFO	61	1.36	6.0	146.6	4.1%	9.7%
Hong Kong-Listed Companies							
Chinasoft International Ltd.	SEHK: 354	66	1.23	61.7	369.0	16.7%	10.9%
Digital China Holdings Limited	SEHK: 861	66	0.96	522.0	1,810.5	28.8%	25.4%
SinoCom Software Group Limited	SEHK:299	66	0.93	-	156.2	0.0%	14.3%
THETA				12.7	78.0	16.3%	15.0%
		Portfolio Averages	1.44	72.2	421.9	32.9%	13.6%

	Equity	Unlevered Beta
Portfolio Beta	1.44	1.12

Relevered Equity Beta of THETA	1.28

1) Source: Capital IQ. Beta was calculated by forming an equally weighted portfolio of comparable companies. Only comparable companies that had a minimum of 35 months of trading history were used to calculate beta. The beta calculation was made by analyzing the monthly returns beginning in January 2007 of the comparable company portfolio relative to the S&P 500. Not all companies in the portfolio had returns dating back to January 2007. Companies with short history were added into the portfolio covariance calculation as their return data became available

2) Effective tax rate as of latest quarterly filings

Valuation Analysis

Comparable Transactions - Application Software Companies

Project THETA | August 9, 2012
CONFIDENTIAL

Announcement Date	Buyer	Target	Enterprise Value ($mn)	EV/LTM Revenue	EV/LTM EBITDA
03/26/2012	Monitise plc	ClairMail, Inc.	$174.4	10.0x	NM
10/16/2011	FRS Belgium NV	Shanghai Advanced Software Ltd Co	100.0	NA	NA
09/23/2011	Francisco Partners Management LLC	eFront SA	55.3	1.2x	7.2x
09/15/2011	Bserv, Inc.	Fundtech Ltd.	308.3	2.0x	15.5x
07/26/2011	ACI Worldwide	S1 Corporation	422.3	1.8x	29.8x
12/31/2010	Helios Investment Partners LLP; Adlevo Capital Management, LLC	InterSwitch Limited	165.0	NA	NA
11/24/2010	Beijing Ultrapower Software Co,Ltd.	Beijing Union-Innovation Co. Ltd.	100.0	2.7x	NA
04/05/2010	CRIF Corporation	Equifax Enabling Technologies Ltd.	72.4	NA	NA
03/15/2010	Pegasystems Inc.	Chordiant Software, Inc.	104.2	1.4x	NA
01/07/2010	Longtop Financial Technologies Limited	Giantstone Information & Technology Ltd.	83.1	NA	NA
12/23/2009	Temenos Group AG	Viveo Group SA81.0	81.0	1.3x	NA
10/29/2009	Markit Group Limited	Clear Par, LLC	71.5	3.9x	NA
10/21/2009	Equifax Inc.	IXI Corporation	124.0	NA	NA
01/05/2009	Mastercard Incorporation	Orbiscom Limited	100.0	NA	NA
10/26/2008	Yonyou Software Co., Ltd.	Beijing Founder Chunyuan Technology Development	100.0	3.0x	NA
05/18/2008	Longtop Financial Technologies Limited	Huayuchang Tongchuang Science & Technology Co.	100.0	NA	NA
01/10/2008	Metavante Technologies, Inc.	Nomad Payments Ltd.	57.2	NA	NA
10/31/2007	Audley Capital Advisors LLP	Tecnologia Avanzata dei Sistemi S.p.A.	186.0	1.4x	3.4x
07/02/2007	NICE System Ltd.	Actimize, Inc.	281.4	NA	NA
05/08/2007	SSP Holdings Ltd	Sirius Financial Solutions plc	82.7	1.8x	13.4x
04/20/2007	Business Objects S.A.	Cartesis SA	305.9	2.3x	NA

Application Software Companies

		EV/LTM Revenue	EV/LTM EBITDA
Mean		2.7x	13.9x
Median		1.9x	13.4x
High		10.0x	29.8x
Low		1.2x	3.4x

Source: Capital IQ

Valuation Analysis

Comparable Transactions - IT Consulting Companies

Announcement Date	Buyer	Target	Enterprise Value ($mm)	EV/LTM Revenue	EV/LTM EBITDA
05/21/2012	SJI Limited	SinoCom Software Group Limited	$80.7	0.9x	8.5x
03/08/2012	Desjardins Venture Capital; Fonds de solidarite PTQ; Investissement Quebec; Desjardins Capital regional et cooperati	GFI Solutions Group, Inc.	111.0	1.3x	NA
03/02/2012	Hitachi Ltd.	eBworx Berhad	50.3	2.9x	13.2x
02/22/2012	Asseco Poland SA	Sygnity S.A.	87.9	0.5x	12.0x
02/21/2012	Salient Federal Solution, Inc.	ATS Corporation	76.4	0.8x	7.6x
09/06/2011	Adcorp Holdings Ltd.	Paracon Holdings Limited	87.0	0.6x	7.3x
09/01/2011	Imtech NV	Qbranch AB	81.6	1.3x	NA
08/10/2011	SONDA Filiales Chile Limitada	Quintec S.A.	123.6	0.6x	6.2x
06/20/2011	Micropole SA	Easteq Corporation	51.0	NA	NA
02/24/2011	SCSK Corporation	CSK Corporation	448.4	0.3x	4.1x
10/19/2010	Fidelity National Information Services, Inc.	Capco Group	292.0	NA	NA
12/28/2009	China National Information Services, Inc.	Great Wall Computer Software and System Inc., Ltd	100.0	NA	NA
06/30/2009	NTT Communications Deutschland GmbH	Integralis Aktiengesellschaft	107.3	0.4x	13.1x
03/31/2009	MDT Info Tech Ltd.	Capinfo Tech	100.0	NA	NA
12/23/2008	Wipro Technologies Limited	Citi Technology Services Limited	127.0	2.4x	NA
08/25/2008	NCS Pte. Ltd.	Singapore Computer Systems Ltd	132.5	0.4x	4.8x
07/07/2008	Groupe Open	Sylis S.A.	78.1	0.4x	8.9x
10/10/2007	BT Group plc	NET2S Group	90.1	0.8x	17.7x
09/25/2007	Pension Insurance Corporation Holdings LLP	Telent PLC	230.2	0.4x	NM
08/20/2007	Valores Corporativos Softtec, S.A. de C.V.	I.T. United	100.0	NA	NA
05/16/2007	Canon Marketing Japan Inc.	Argo21 Corp	99.9	0.5x	5.5x
03/06/2007	2e2 Group Limited	Compel Group PLC	98.0	0.5x	4.2x
01/02/2007	Chinasoft International Ltd.	Hinge Global Resource, Inc.	100.0	NA	NA

IT Consulting Companies

	Enterprise Value ($mm)	EV/LTM Revenue	EV/LTM EBITDA
Mean		0.9x	8.7x
Median		0.6x	7.6x
High		2.9x	17.7x
Low		0.3x	4.1x

Combined Application Software and IT Consulting Companies

	Enterprise Value ($mm)	EV/LTM Revenue	EV/LTM EBITDA
Mean		1.6x	10.1x
Median		1.3x	8.1x
High		10.0x	29.8x
Low		0.3x	3.4x
THETA	$76.6	0.9x	7.1x

Source: Capital IQ

52-Week Trading History Prior to Announcement


6.00
5.00
4.00
3.00
2.00
1.00
0.00
600,000
500,000
400,000
300,000
200,000
100,000
0
Offer Price
$3.90
May-19-2011
Jun-20-2011
Jul-20-2011
Aug-18-2011
Sep-19-2011
Oct-18-2011
Nov-16-2011
Dec-16-2011
Jan-19-2012
Feb-17-2012
Mar-20-2012
Apr-19-2012
May-18-2012
THETA Volume
THETA Share Price

	Date	Price	Offer Price Premium
Offer Price		**$3.90**	
Closing Price[1]	5/18/12	$3.08	26.6%
30 Day VWAP[2]		$3.05	27.9%
90 Day VWAP[2]		$2.72	43.4%
52 Week High[2]	5/23/11	$3.80	2.6%
52 Week Low[2]	12/28/11	$1.99	96.0%

1) Source: Capital IQ. Day prior to announcement

2)Volume Weighted Average Price (VWAP). Indicates periods prior to announcement

Valuation Analysis

Premia Analysis of U.S.-Listed China Privatizations

Company	Symbol	Announcement Date	Deal Status	Pre-Deal Buyer Ownership %	Bid Price Per Share or ADS	Price 1-Day Prior to Announcement	Premium Over Prior Day Close[1]	Premium over 30 Day VWAP[1]	Premium over 90 Day VWAP[1]
ShangPharma	SHP	07/06/2012	Under Review	66.1%	$9.00	$6.88	30.8%	44.7%	24.2%
China Mass Media Corp	CMMCY	05/04/2012	Board Approved	72.4%	$5.00	$2.50	100.0%	139.1%	-2.7%
China Nuokang Bio-Pharm	NKBP	05/09/2012	Under Review	61.2%	$5.80	$3.70	56.8%	68.0%	100.9%
Shengtai Pharmaceutical	SGTI	04/17/2012	Under Review	40.5%	$1.65	$1.10	50.0%	71.4%	52.1%
Winner Medical Group	WWIN	04/02/2012	Board Approved	74.0%	$4.30	$3.40	26.5%	25.0%	41.2%
Zhongpin	HOGS	03/27/2012	Under Review	17.5%	$13.50	$9.21	46.6%	45.6%	39.8%
Gushan Environmental Energy	GU	02/24/2012	Board Approved	34.8%	$1.62	$1.23	31.7%	26.8%	7.9%
China Transinfo Technology	CTFO	02/21/2012	Board Approved	27.8%	$5.80	$5.15	12.6%	27.2%	52.6%
Pansoft Company	PSOF	01/09/2012	Board Approved	64.0%	$4.15	$2.01	106.5%	82.3%	91.0%
Jingwei International	JNGW	01/06/2012	Closed	41.1%	$2.20	$1.34	64.2%	67.1%	55.0%
WSP Holdings Limited	WH	12/15/2011	Under Review	50.9%	$0.60	$0.40	50.0%	39.6%	36.4%
Ardatoe China Marine Fuel Services	AMCF	11/23/2011	Under Review	50.5%	$4.21	$3.49	20.6%	36.8%	36.8%
China GreenTech	GRRF	11/14/2011	Closed	32.4%	$3.15	$2.56	23.0%	33.2%	44.6%
China Real Estate Information Corp	CRIC	10/28/2011	Closed	54.1%	$6.77	$5.40	25.4%	42.0%	11.1%
Shanda Interactive	SNDA	10/17/2011	Closed	69.7%	$41.35	$33.48	23.5%	26.2%	20.4%
SOKO Fitness & Spa Group	SOKF	07/25/2011	Closed	90.8%	$4.50	$3.70	21.6%	34.6%	24.1%
Tiens Biotech Group	TBV	06/26/2011	Closed	95.1%	$1.72	$1.03	67.0%	42.2%	26.6%
Funtalk China	FTLK	03/25/2011	Closed	77.1%	$7.20	$6.15	17.1%	34.1%	26.7%
China Security & Surveillance Technology	CSR	03/08/2011	Closed	20.9%	$6.50	$4.10	58.5%	38.3%	29.7%
China Fire & Security	CFSG	03/07/2011	Closed	59.1%	$9.00	$6.26	43.8%	52.2%	28.3%
Chemspec International	CPC	11/11/2010	Closed	55.8%	$8.10	$6.32	28.2%	28.6%	23.2%
Fushi Copperweld	FSIN	11/03/2010	Board Approved	29.2%	$9.50	$9.10	4.4%	1.7%	9.6%
Harbin Electric	HRBN	10/11/2010	Closed	40.6%	$24.00	$19.96	20.2%	36.3%	37.7%
Tongjitang Chinese Medicines	TCM	04/08/2009	Closed	83.0%	$4.50	$3.78	19.0%	22.3%	20.8%
Sinoenergy	SNEN	04/09/2009	Closed	39.1%	$1.90	$1.28	48.4%	78.3%	33.8%
			Mean	**53.9%**			**39.9%**	**45.7%**	**34.9%**
			Median	**54.1%**			**30.8%**	**38.3%**	**29.7%**
			High	**95.1%**			**106.5%**	**139.1%**	**100.9%**
			Low	**17.5%**			**4.4%**	**1.7%**	**-2.7%**
THETA		**05/21/2012**	**Under Review**	**17.0%**	**$3.90**	**$3.08**	**26.6%**	**27.9%**	**43.4%**

1) Source: Bloomberg. VWAP are based on 30 or 90 trading days prior to the announcement date
2) Assuming $9.00 per ADS for SHP, the mid-point of bid price range of $8.50 to $9.50

ROTH Capital Partners

IV. Appendix

(US $'000)	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E
Cash flows from operating activities:										
Net income/loss	7,004	9,386	11,286	12,985	15,527	19,612	22,001	25,416	28,861	32,082
Depreciation	1,052	1,337	1,678	2,085	2,565	1,071	2,424	2,801	3,189	3,581
Amortization	1,535	2,065	2,707	3,481	4,402	3,943	4,651	5,405	6,181	7,858
Loss on disposal fixed assets	-	-	-	-	-	-	-	-	-	-
Loss (gain) on disposal of affiliates	-	-	-	-	-	-	-	-	-	-
Minority interests	(643)	(643)	(643)	(643)	(643)	(643)	(643)	(643)	(643)	(643)
Share of equity in affiliate company	-	-	-	-	-	-	-	-	-	-
Decrease (increase) in trade accounts receivable, net	(7,462)	(9,180)	(4,270)	(11,311)	(12,216)	(12,813)	(13,006)	(12,708)	(11,861)	(13,047)
Decrease (increase) in costs and estimated earnings in excess of billing on uncompleted contracts	(3,658)	(6,059)	(7,198)	(8,295)	(8,050)	(9,306)	(9,537)	(9,319)	(8,698)	(9,568)
Decrease (increase) in precontract costs	(227)	(826)	(982)	(1,181)	(1,222)	(1,281)	(1,301)	(1,271)	(1,186)	(1,305)
Decrease (increase) in other current assets	(2,523)	(2,754)	(3,272)	(3,770)	(4,072)	(4,271)	(4,335)	(4,236)	(3,954)	(4,349)
Decrease (increase) in deferred income taxes assets - Non-Current	(1,760)	(367)	(436)	(503)	(543)	(569)	(578)	(565)	(527)	(580)
Increase (decrease) in trade accounts payable	2,000	3,604	4,469	5,208	5,868	5,631	6,127	5,634	5,258	5,784
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	978	1,377	1,636	1,885	2,086	2,136	2,168	2,118	1,977	2,175
Increase (decrease) in employee and payroll accruals	642	772	958	1,115	1,150	1,207	1,313	1,207	1,127	1,230
Increase (decrease) in income taxes payable	1,897	459	545	628	679	712	723	706	659	725
Increase (decrease) in other current liabilities	1,614	2,574	3,192	3,716	3,885	4,022	4,376	4,024	3,756	4,132
Increase (decrease) in deferred income taxes liabilities	237	92	100	126	186	142	145	141	132	145
Share issued to indepentent directors	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	1,385	473	-	-	-	-	-	-	-	-
Net cash provided by (used in) operating activities	2,131	2,309	9,780	5,572	8,043	10,400	14,527	18,711	24,271	28,229
Cash flows from investing activities:										
Capital expenditures	(3,680)	(4,461)	(5,377)	(6,433)	(7,573)	(8,769)	(9,983)	(11,169)	(12,276)	(13,494)
Payment of purchase of subsidiaries	-	-	-	-	-	-	-	-	-	-
New investment of joint venture	-	-	-	-	-	-	-	-	-	-
Proceeds from disposal of fixed assets	-	-	-	-	-	-	-	-	-	-
Proceeds from disposal of investments under equity method	-	-	-	-	-	-	-	-	-	-
Net cash provided by (used in) investing activities	(3,680)	(4,461)	(5,377)	(6,433)	(7,573)	(8,769)	(9,983)	(11,169)	(12,276)	(13,494)
Cash flows from financing activities:										
Dividends paid to ex-owners	-	-	-	-	-	-	-	-	-	-
Proceeds from bank borrowings	-	-	-	-	-	-	-	-	-	-
Repayments of bank borrowings	-	-	-	-	-	-	-	-	-	-
Net cash provided by financing activities	-	-	-	-	-	-	-	-	-	-
Net increase in cash and cash equivalents	(1,548)	(2,152)	4,402	(861)	470	1,631	4,545	7,542	11,995	14,735
Cash at beginning of period	32,503	30,955	28,803	33,206	32,345	32,814	34,446	38,990	46,532	58,527
Cash at end of period	30,955	28,803	33,206	32,345	32,814	34,446	38,990	46,532	58,527	73,262

Source: Management projection as of 07/04/2012